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Guided Therapeutics Reports First Quarter 2010 Results

Current Highlights:

•
Agreements with Konica Minolta Optical, Inc. to provide approximately $2.34 million in additional commitments to develop new products  to detect esophageal and lung cancer based on our non-invasive cancer detection technology platform

•	Eliminated the majority of our debt and simplified our capital structure by converting debt and preferred stock to common stock and warrants

•	Removed a lien on our assets

•
Presented the results of our Food and Drug Administration (FDA) pivotal trial for the LightTouch Cervical Scanner, indicating the technology detected disease up to two years earlier than Pap tests and biopsy, at the American Society of Colposcopy and Cervical Pathology (ASCCP) meeting

Norcross, GA (May 13, 2010) -- Guided Therapeutics, Inc. (Pink Sheets: GTHP) today announced its operating results for the first quarter of 2010.

Service revenue for the first quarter of 2010 was $821,000, compared to revenue of $181,000 in the first quarter of 2009.  The increase in revenue was primarily due to contracts relating to our core cancer detection technology.

The net loss available to common stockholders for the first quarter of 2010 was $3.2 million, or $0.15 per share, compared to a net loss available to common stockholders of $1.4 million, or $0.09 per share, in the comparable quarter of 2009.

“We are pleased with the progress we made on a number of fronts in the first quarter of 2010, including simplifying our capital structure and eliminating a lien on our assets, the five presentations to the ASCCP of our clinical results and progress toward completing our FDA premarket approval application,” said Mark L. Faupel, Ph.D., chief executive officer and president of Guided Therapeutics.  “We have substantially completed the clinical module of the FDA filing and it is undergoing external review.  We are nearing completion of the final module for manufacturing and expect to file both with the FDA during the second quarter of 2010.  We also extended our licensing agreement with Konica Minolta, which brings additional revenue to the company and provides a pipeline of products.”

 “Additionally, the board of directors nominated Dr. Jonathan M. Niloff as a director of the company.  We believe that Dr. Niloff will be a key addition to the company because of his clinical background as a Harvard University Ob-GYN and his numerous professional contacts will prove invaluable in the adoption of our technology by the clinical community,” Dr. Faupel said.

Guided Therapeutics - 1Q 2010
May 13, 2010

About Guided Therapeutics

Guided Therapeutics, Inc. (Pink Sheets: GTHP) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer.  The technology is designed to provide an objective result at the point of care thereby improving the management of cervical disease.  Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately.  GT has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the LightTouch technology platform. For more information, visit GT’s web site www.guidedinc.com.

The Guided Therapeutics LightTouch™ Cervical Scanner is an investigational device and is limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-KA for the fiscal year ended December 31, 2009 and subsequent quarterly reports.

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Guided Therapeutics – 1Q 2010
May 13, 2010

GUIDED THERAPEUTICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED March 31, 2010 AND 2009
(In Thousands, Except Per Share Data)

	Three Months Ended March 31
In Thousands except per share data	2010	2009
Revenue	821	181

Expenses
Research & Development	407	304
Sales and Marketing	34	14
Selling, General & Administration	570	465
Total Operating Expense	1,011	783

Operating Loss	(190)	(602)

Interest & Other Income (expense)	(1,275)	(711)
Net Loss	(1,465)	(1,313)
Preferred Stock Dividends	(1,700)	(63)
Net Loss Attributable to Common Stockholders	(3,165)	(1,376)

Basic and Diluted Net Loss per Share	$(0.15)	$(0.09)

Basic and Diluted Weighted Average Shares Outstanding	21,400	15,700

Selected Balance Sheet Data (Unaudited)

	March 31, 2010	December 31, 2009
Cash & Cash Equivalents	137	230
Working Capital Deficit	2,292	12,354
Total Assets	625	789
Accumulated Deficit	77,064	75,599
Stockholders’ Deficit	2,008	12,079
Redeemable Preferred Stock	0	1,962

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